Exhibit 10.3

MARTIN SHKRELI

c/o MSMB Capital Management LLC

330 Madison Avenue, 6th Floor

New York, New York 10017

October 18, 2011

Myrexis, Inc.

305 Chipeta Way

Salt Lake City, UT 84108

Attn: Chairman of the Board

Gentlemen:

This letter agreement is being executed and delivered in connection with an Agreement of even date herewith by and among Myrexis, Inc. and certain parties referred to therein collectively as the MSMB Parties (the “Agreement”), setting forth the terms and conditions of settlement of all matters set forth in or arising out of the letter from MSMB Healthcare LP, to Myrexis, dated as of August 12, 2011, giving notice of its intention to conduct a proxy contest and nominating two individuals for election as Class II Directors of Myrexis at the 2011 Annual Meeting (the “Nomination Letter”). I may be deemed to be an Affiliate of the MSMB Parties. All terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.

In consideration of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and in order to induce Myrexis to enter into the Agreement (and into a similar agreement of even date herewith and therewith by and between Myrexis and Jason Aryeh, one of the individuals nominated by the Nomination Letter), I hereby agree not to, and not to cause or permit any other existing or future Affiliate of mine to, take any action or refrain from taking any action which, if done or refrained from being done by such entity, would constitute a breach by such entity of its obligations under the Agreement, if it is or were to be a party to the Agreement.

I acknowledge and agree that my obligations under this letter agreement are primary obligations and that, in the event of any breach by me of any of my obligations hereunder, Myrexis may seek relief against me. No modification of the Agreement, including but not limited to any of the obligations of any of the MSMB Parties thereunder, shall release me from or affect any of my obligations hereunder.

Without limiting the foregoing, the provisions of Sections 2.1 and 2.2 of the Agreement are hereby incorporated by reference and made a part hereof, as fully and effectively as if set forth expressly herein, except that any direct or indirect reference to any MSMB Party therein shall be deemed to be a reference instead to me and any reference to the Agreement therein shall be deemed to be a reference instead to this letter agreement.

Myrexis, Inc.

October 18, 2011

I hereby represent and warrant that, as of the date hereof, I do not have any record or beneficial ownership of any securities, including but not limited to derivative securities, of Myrexis, whether or not, in the case of beneficial ownership, included within the definition of beneficial ownership under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except for securities so owned by the MSMB Parties.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith, whereupon this letter agreement shall take effect as an agreement between Myrexis and me.

/s/ Martin Shkreli
Martin Shkreli

Accepted and Agreed to:

MYREXIS, INC.

By:	/s/ Gerald P. Belle
Name: Gerald P. Belle
Title: Chairman of the Board